Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to the incorporation by reference in Registration Statements 33-58300 and 333-86935 of Unitrin, Inc., on Forms S-8 of our report dated June 25, 2007, relating to the financial statements and supplemental schedules of the Unitrin, Inc. 401(k) Savings Plan (the “Plan”) as of December 31, 2006 and 2005, and for the year ended December 31, 2006, which report appears in this December 31, 2006 annual report on Form 11-K of the Plan, expresses an unqualified opinion, and includes an explanatory paragraph regarding the Company’s change in its method of accounting for fully benefit-responsive contracts in 2006.

DELOITTE & TOUCHE LLP

Chicago, Illinois

June 25, 2007